Exhibit 99.1

November 3, 2011

Dear Stockholder;

It has been a little over five months since our annual meeting and we want to report on the progress we are making in resolving the challenges we face.

Neither the financial industry nor the general economy, has improved enough to provide assurance that our recession is really over. Unemployment still hovers at the nine percent level and the average time for someone out of work to find employment has increased to more than 40 weeks, a 60 year high. The facts don’t signal a fast economic recovery which, in turn, suggests a longer recovery period for the financial industry, particularly community banks.

As we reported at the annual meeting, the prime concern and focus of the bank has been, and continues to be, disposing of our problem assets as efficiently as possible. As we have previously related, the burden of these problem assets hampers our growth and profitability. Chicago area community banks are the prime lenders in commercial real estate and have been hit hard by the downturn in the commercial real estate market. While some other areas of the country have experienced signs of improvement, the Chicago Metro area has been slow to recover.

Commercial real estate, as most of you are aware, makes up the majority of our loan portfolio. The bulk of our substantial write-offs were due to the precipitous decline in value of commercial real estate used as collateral on our loans. Loans that generally had low credit risk factors and met commonly used and prudent credit underwriting standards at origination have been materially impacted by the unfavorable market trends.

We are pleased to note the bank’s credit issues have stabilized and we are confident we have identified all known weaknesses in the portfolio and have properly reserved for them. We are diligent in reviewing the values of underlying collateral in our loan portfolio and identifying collateral short-falls. Unfortunately, the current market weakness has caused us to significantly write-down some of our loans resulting in additional provisions.

We made a small profit for the 3rd quarter and expect to maintain this level of profitability in the coming quarters. Our pre-provision earnings give us confidence in our future earnings capabilities. However, we do not believe that profits will be robust for some time as they continue to be hampered by non-performing assets, legal expenses, and other credit based costs as well as elevated FDIC insurance premiums.

Stockholder Letter

November 3, 2011

Page Two

The funds generated through TARP have been important to many community banks and, while we believe these funds will be temporary, they remain a vital part of our capital base. The successive years of losses have negatively impacted our capital reserves. During times of stress it makes sense to preserve capital as best we can. Our agreement with the Treasury Department regarding TARP allows for us to suspend our quarterly dividend payment as we deem appropriate. As we are seeking to preserve capital during these times, we deemed it appropriate to exercise our option to suspend the dividend payment. We continue to accrue these dividends, expensing them along the way, until they are ultimately paid.

We are pleased to report that our non-performing loans have decreased to $15 million from a high last May of $23 million. Our Texas Ratio, a well-known industry ratio of non-performing loans to capital, has substantially decreased, declining from 112% at February 28, 2011 to below 90% as of September 30, 2011.

All in all, we believe that our condition has stabilized. We are making significant progress in addressing our issues, and believe that we can see “light at the end of the tunnel”. However, the process is taking much longer than anticipated as we work through a very sluggish economy and challenging regulatory environment. Our management team is committed to successfully conquering our challenges and anxiously awaits the time when we can share our success story for Community Bank.

Your continued support of the bank is important to our success and we thank you for the understanding you’ve shown during these unusually challenging economic times.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Scott W. Hamer	/s/ Donald H. Fischer
Scott W. Hamer, President & CEO	Donald H. Fischer, Chairman

This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding business strategies, intended results and future performance. Forward-looking statements are preceded by such terms as “expects,” “believes,” “anticipates,” “intends,” and similar expressions. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.